Exhibit 99.1

NEWS RELEASE

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR UPDATE 2007 GUIDANCE

Will also record non-cash loss on exchange of assets

CHICAGO — Jan. 7, 2008 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today updated full-year 2007 guidance to reflect U.S. Cellular’s lower than anticipated retail net customer additions and the effect of a non-cash loss on exchange of assets.  U.S. Cellular reaffirmed guidance related to service revenues, depreciation, amortization & accretion and capital expenditures.

The non-cash loss relates to an exchange of assets between U.S. Cellular and another wireless service provider.  The exchange of assets will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its key markets.

U.S. Cellular 2007 guidance as of Jan. 7, 2008 is as follows:
Net retail customer additions	325,000 — 340,000
Service revenues	$3.6 — $3.7 billion
Operating income	$385 — $435 million
Depreciation, amortization & accretion	Approx. $600 million
Capital expenditures	Approx. $600 million

TDS Telecom (ILEC and CLEC) 2007 guidance has not changed:
Operating revenues	$850 — $880 million
Operating income	$130 — $150 million
Depreciation, amortization & accretion	Approx. $155 million
Capital expenditures	$120 — $140 million

Any prior guidance that is not consistent with the above should no longer be relied upon. The foregoing guidance represents the views of management as of Jan. 7, 2008 and should not be assumed to be accurate as of any other date. TDS  and  U.S. Cellular undertake no legal duty to update such information whether as a result of new information, future events or otherwise.

Loss on Exchange of Assets

U.S. Cellular and another wireless service provider entered into an exchange agreement during the fourth quarter of 2007. Under the agreement, U.S. Cellular will acquire personal communication service (PCS) spectrum in eight licenses covering portions of four states. U.S. Cellular will deliver PCS spectrum in eight licenses in one state. All licensed areas included in the agreement represent 10 MHz portions of spectrum in the 1900 MHz band.

The exchange of assets is expected to result in a pre-tax loss of approximately $21 million, to be recorded in the company’s statement of operations for the quarter ended Dec. 31, 2007.  The loss is entirely non-cash and is included in U.S. Cellular’s operating income range shown above.  The after-tax effect of the loss on TDS’ and U.S. Cellular’s net income is approximately $10.7 million and $13.1 million respectively.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Sept. 30, 2007, the company employed 11,700 people and served 7.3 million customers/units in 36 states.

About U.S. Cellular

U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, employed 8,200 associates as of Sept. 30, 2007 and provided wireless service to 6.1 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of U.S. Cellular to successfully manage and grow the operations of newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology; changes to access to and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate material weaknesses; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming terms and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, please visit:

TDS: teldta.com   /   U.S. Cellular: uscellular.com   /   TDS Telecom: tdstelecom.com

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